NORTHWEST		Suite 704, 595 Howe Street, Box 35 Vancouver, BC, Canada V6C 2T5 Telephone: (604) 687-5792 Fax: (604) 687-6650
LAW GROUP
Stephen F.X. O’Neill* Alan H. Finlayson Charles C. Hethey* Maryna M. O’Neill*	Michael F. Provenzano Christian I. Cu* Brian S.R. O’Neill* Angie Ko*

File# 2500241-567

July 22, 2025

BioHarvest Sciences Inc.

1140-625 Howe Street

Vancouver, BC V6C 2T6

Attention:  Ilan Sobel, Chief Executive Officer

Dear Sirs/Mesdames:

Re:	BIOHARVEST SCIENCES INC.
-2025 Equity Incentive Plan
- Registration Statement on Form S-8
- Legal Opinion

We have acted as counsel to BioHarvest Sciences Inc., a corporation formed under the laws of the Province of British Columbia, Canada (the “Company”) in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) for the registration of 3,382,679 common shares of the Company, without par value (the “Shares”), that are subject to issuance by the Company upon exercise of awards to be granted under the Company’s 2025 Equity Incentive Plan (the “Plan”).

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) copies of the Company’s Articles; (c) the Company’s Notice of Articles; (d) certain records of the Company’s corporate proceedings; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant.  We have also relied, without investigation, on an officers’ certificate provided by the Company’s Chief Executive Officer and Chief Financial Officer.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)Our opinion is limited to the statutory provisions of the Business Corporations Act (British Columbia) (the “BCBCA”) and the reported judicial decisions interpreting the BCBCA;

(b)We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers and directors of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

(c)We have assumed that each of the statements made and certified in the Officers’ Certificate provided to us was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof; and

Northwest Law Group is an association of independent lawyers, law corporations and a limited liability partnership of law corporations.
*Practicing through O’Neill Law LLP. O’Neill Law LLP has lawyers licensed to practice in the Province of British Columbia and Arizona, Nevada, New York and Washington States

NORTHWEST LAW GROUP

July 22, 2025

Page

(d)We have assumed (i) the awards that have been or will be granted, are in accordance with the terms and conditions of the Plan, and (ii) that at the time the Company is or becomes obligated to issue any Shares upon the exercise of awards granted under the Plan, the Company will have adequate authorized and unissued shares of common stock to fulfill such obligations, and will be in good standing under the provisions of the BCBCA.

Based upon the foregoing and subject to the above qualifications, we are of the opinion that the Shares, when issued and sold by the Company in accordance with the terms and conditions of the Plan (including, without limitation, payment and authorization provisions) of the applicable Plan and the applicable form of award agreement thereunder, against the Company’s receipt of payment therefor, will be validly issued, fully paid and non-assessable common shares of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

This opinion is intended solely for your use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.  In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters.  This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Yours truly,

/s/ O’Neill Law LLP

O’Neill Law LLP